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                                                                     Exhibit 2.3


                         AGREEMENT OF PURCHASE AND SALE
                                 (LOSS ASSETS)

         THIS AGREEMENT OF PURCHASE AND SALE (the "Agreement") is by and between NQRS, INC., a Nevada corporation (hereinafter called the "Seller") and SIERRA-NEVADA MULTIFAMILY INVESTMENTS, LLC, a Delaware limited liability company (hereinafter called the "Purchaser").

                                   ARTICLE 1.
                                  Definitions

         Section 1.1 As used in this Agreement, unless the context otherwise requires or it is otherwise herein expressly provided, the following terms shall have the following meanings:

         CLOSING: The consummation of the transaction contemplated by this Agreement.

         CLOSING DATE: June 29, 1998 or such earlier or later date as mutually agreed to by Purchaser and Seller.

         IMPROVEMENTS: The buildings, structures, fixtures and other improvements of every kind and nature situated on, in or under the Real Property.

         PERMITTED EXCEPTIONS: With respect to each parcel of land comprising the Real Property, separately from all other such parcels, the matters identified on Exhibit H attached hereto as the Permitted Exceptions relating to that parcel or to all parcels.

         PERSONAL PROPERTY: All fixtures; equipment; compressors; engines; electrical systems, fixtures and equipment; plumbing fixtures, systems and equipment; heating fixtures, systems and equipment; air conditioning fixtures, systems and equipment; furniture; refrigerators; dishwashers; disposals; ranges; range hoods; ovens; microwaves; carpets, drapes; maintenance equipment; washing machines and dryers; appliances of every kind; tools; landscaping; pool equipment; statuary; television antennae, systems and equipment; intercom equipment and systems; elevator fixtures, systems and equipment; central music systems and equipment; security and fire alarms, systems and equipment; and all other machinery; equipment; fixtures; automotive vehicles; carts; supplies; replacement parts; building materials; and personal property of every kind and character, tangible or intangible, owned by the Seller and used or usable in connection with the operation of the Improvements, including any and all trade names used in connection with the ownership, use or operation of the Property other than the name "Oasis" which is expressly reserved to Seller and its affiliates (collectively, the "Trade Names").

         REAL PROPERTY: The real property described on Exhibit "A" annexed hereto and made a part hereof consisting of six (6) tracts of land in the State of Nevada and all easements, rights, appurtenances and hereditaments relating or appertaining thereto.
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         RELATED AGREEMENTS: The Contribution Agreement and Agreement of
         Purchase and Sale bearing even date herewith entered into by Purchaser (as the "Company" or "Purchaser" thereunder) and Camden Subsidiary, Inc. (as the "Contributor" or "Seller" thereunder), which are substantially similar to this Agreement but provide, respectively, for Purchaser's acquisition from Camden Subsidiary, Inc. of an aggregate of thirteen (13) residential apartment properties situated in the State of Nevada.

         TENANT LEASES: Leases, licenses, contracts and other agreements for the use or occupancy of any space in the Real Property or Improvements, written or verbal.

         Section 1.2 The effective date of this Agreement (the "Effective Date") shall be the later of the two dates upon which this Agreement is executed by Seller and Purchaser as set forth beside their respective signatures.

         Section 1.3 To the extent other terms are defined elsewhere in this Agreement, such terms shall have the meanings set forth herein.

                                   ARTICLE 2.
                               Sale and Purchase

         Section 2.1 Subject to the terms and provisions hereof, the Seller agrees to sell and convey to the Purchaser, and the Purchaser agrees to purchase and acquire from the Seller the following (collectively, the "Property"):

                 (a) Fee simple title to and ownership of the Real Property and Improvements, together with all right, title and interest, if any, of Seller in and to any unpaid award made or to be made for the taking by condemnation or otherwise, for public or quasi-public use or purpose of such right, title or interest and any unpaid award for damage to any or all of the Real Property or Improvements by reason of change of grade of any such street, road or avenue; and all easements, right-of-way, privileges, licenses (written or oral), and all appurtenances thereto;

                 (b) All of Seller's right, title and interest, if any, in and to:

                       (1) All plans and specifications, site plans, soil and
                 substrata studies, architectural drawings, floor plans, landscape plans, and other plans, reports or documents of any kind whatsoever relating to the Real Property or Improvements;

                       (2) The Trade Name and any telephone listings thereof;

                       (3) All guaranties or warranties delivered to, or whose
                 benefit has been assigned to Seller or made to or inuring to the benefit of Seller in connection with the construction, development, ownership, use, improvement, repair, operation or maintenance of the Improvements, and all agreements or contracts (if any) entered into by, or whose benefit has been assigned to, Seller or made to or inuring to the benefit of Seller in connection with the development, construction, ownership, use, improvement, repair, operation or maintenance of the Improvements (the "Miscellaneous Agreements");
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                       (4) All building and other permits, licenses or approvals
                 heretofore or hereafter granted by any governmental authority with respect to the development, construction, ownership, use, improvement, repair, maintenance, occupancy or operation of the Improvements.

                       (5) All unpaid insurance proceeds relating to any damage
                 to or destruction of, and all unpaid damages and awards relating to any condemnation or other taking of, all or any part of the Property.

                 (c)   The Personal Property.

                 (d)   The Tenant Leases.

                 (e) All reports, files, correspondence, documents and writings of any kind whatsoever relating to any of the foregoing which are in Seller's possession or control.

                                   ARTICLE 3.

                          Consideration for Conveyance

         Section 3.1 Subject to the terms, conditions and provisions herein contained, Purchaser agrees to pay and assign to Seller, and Seller agrees to accept, as consideration for the conveyance and sale of the Property to the Purchaser, the sum of $96,906,000 (the "Purchase Price"), which shall be due and payable at Closing as follows:

                 (a) The sum of One Thousand and No/100 Dollars ($1,000.00) shall be due and payable in cash or immediately available funds at Closing (the "Cash Payment");

                 (b) Purchaser shall assume the outstanding principal balance (the "Assumed Loan Balance") as of the Closing Date (not to exceed the amount of the original principal balance) of, but no interest, fees or other charges under or relating to, that one certain loan (the "Assumed Loan") in the original principal amount of $98,716,057.00 from Camden Subsidiary II, Inc. (successor by merger to Oasis Residential, Inc. and k/n/a Camden Subsidiary, Inc.) ("Lender") to Seller, such Loan being secured in part by liens on the Property and being evidenced in part by a promissory note from Seller to Lender in the original principal amount of $98,716,057.00 and dated April 6, 1998 (together with any and all other documents securing, evidencing or pertaining to the Assumed Loan, the "Assumed Loan Documents"). The Purchase Price was determined based upon the expectation that at Closing the outstanding balance due under the Assumed Loan will be $96,905,000. If at Closing the principal amount of the Assumed Loan has been further reduced, the Purchase Price shall not be reduced, but to the extent (if any) that the aggregate of the Cash Payments made under the Related Agreements is not increased, the Cash Payment shall be increased by the amount of such principal reduction.

         Section 3.2 At Closing, Purchaser shall assume and agree to pay the Assumed Loan Balance of the Assumed Loan. At Closing, Seller and Purchaser shall execute and deliver all such documents and instruments (the "Loan Assumption Documents") required by Lender to evidence





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such assumption in form reasonably satisfactory to Lender and Purchaser.
Purchaser shall not be responsible for the payment at Closing of any assumption or transfer fees or any other transaction costs incurred in connection with assumption of the Assumed Loan Balance.

         Section 3.3 As consideration for the conveyance of the Trade Names, Purchaser shall pay to the Seller, and Seller agrees to accept, the sum of TEN AND NO/100 DOLLARS ($10.00) in cash at Closing. It is expressly agreed that such sum represents that portion of the Purchase Price that is attributable to or paid for the Trade Names.

                                   ARTICLE 4.
                                Survey and Title

         Section 4.1 Seller will, at Seller's expense, cause to be delivered to Purchaser at the Closing the following, all of which will be subject to Purchaser's approval: (i) a title commitment signed by the title company agreeing to deliver an ALTA owner's policy of title insurance in the amount of the Purchase Price, with extended coverage over any general permitted exceptions to such policies at Purchaser's expense, insuring Purchaser as the owner of the Real Property and Improvements subject to no exceptions other than the Permitted Exceptions (the "Title Policy"); and (ii) a currently-dated as-built plat of survey of each parcel of land comprising the Real Property, certified to Purchaser as having been prepared in accordance with the standards most recently adopted by ALTA and ACSM (the "Survey").

                                   ARTICLE 5.
              Representations, Warranties and Covenants of Seller

         Section 5.1 Seller represents and warrants to Purchaser that as of the Effective Date and also as of the Closing Date, the following statements are and will be true and correct:

                 (a) The Assumed Loan Documents are in full force and effect, and Seller has not received written notice from Lender, nor does it otherwise have knowledge of, any default or event of default thereunder.

                 (b) There are no parties in possession of, and no person has any right to the use or possession of, or to occupy, any portion of the Real Property or Improvements as lessees or tenants at sufferance or otherwise, except for tenants under the Tenant Leases, and, except for such tenants, no person has any right to enter onto the Real Property except for those who, pursuant to easements or other Permitted Exceptions or the Miscellaneous Agreements have the right to enter onto the Real Property solely for purposes of providing or servicing utilities to the property or providing laundry services or facilities at the Real Property.

                 (c) Except as disclosed on Schedule 5.1(c) hereof, Seller has not received notice of, and Seller has no actual knowledge of any pending or threatened condemnation, eminent domain, or similar proceeding, or any special or other assessment affecting the Real Property or Improvements or any part thereof.

                 (d) Seller is duly authorized and empowered to sell the Property. Seller has obtained all necessary approvals required under its organizational or operational documents for entering into this Agreement and for the consummation of this transaction. This

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         Agreement has been duly authorized by all necessary and appropriate action of Seller, has been executed on Seller's behalf by its duly authorized representative, and is a legal, valid and binding obligation of Seller.

                 (e) Except as disclosed on Schedule 5.1(e) hereof, Seller has not received notice of, and Seller has no actual knowledge of, any pending or threatened claims or lawsuits which could, if decided adversely to Seller or Purchaser or otherwise, materially affect the Real Property or Improvements or any part thereof or the use or value thereof or which could become a lien on any thereof.

                 (f) All obligations of Seller arising from the ownership and operation of the Real Property, including, but not limited to, salaries and the like, have been paid as they became due or will be paid at or prior to Closing. Except for obligations for which provisions are made herein for assumption by Purchaser or with respect to which a proration adjustment is made in Purchaser's favor at Closing, there will be no obligations of Seller with respect to, relating to or affecting the Real Property or any part thereof outstanding as of Closing which could give rise to a lien on or claim against or affecting the Real Property or any part thereof.

                 (g) Seller has not received notice of, and Seller has no actual knowledge of, any attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws contemplated by or pending or threatened against Seller or the Real Property or any part thereof.

                 (h)   The matters set out in the rent roll attached hereto as
         Exhibit I are true and correct and are not misleading. The rent roll identifies all deposits made by, or credit for which is owed to, any tenant under any Tenant Lease except to the extent (if any) expressly stated on the rent roll. Each Tenant Lease identified or referred to therein is in full force and effect. Except as disclosed on Schedule 5.1(h) hereof, Seller has not received any notice from any tenant alleging a default by Seller or the landlord, and Seller has no actual knowledge of any default by or unperformed obligation of the landlord, under any of the Tenant Leases, and, to the best of Seller's knowledge, no tenant under any of the Tenant Leases is in default thereunder.

                 (i) Seller is the fee simple owner of the Real Property and the Improvements, subject to no restrictions, covenants, conditions, liens, claims, encumbrances, reservations, easements or other exceptions to title other than the Permitted Exceptions.

                 (j) Except as disclosed in Schedule 5.1(j) hereof Seller has not received written notice of, and has no actual knowledge of, any existing condition with respect to the Real Property or Improvements (or any part thereof) or its operation which violates any law, ordinance, code, regulation or court or administrative order.

                 (k) Except as disclosed in Schedule 5.1(k) hereof, Seller has not received written notice, and Seller has no actual knowledge that the Real Property or the Improvements or any part thereof is being used for the storage or disposal of any hazardous or toxic materials or that any such materials are present on, under or in, or were released or discharged from, the Real Property or the Improvements in violation of applicable laws. To Seller's actual
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         knowledge, no hazardous or toxic materials now are or ever were placed or situated on, under or in, or were released or discharged from, the Real Property or the Improvements.

                 (l) No portion of the Real Property or the Improvements constitutes "plan assets" of any "employee benefit plan" as defined in
         Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any "plan" as defined in Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended.

                 (m) The data and information contained in each of the financial statements and operating reports relating to the Real Property and Improvements (or any part or parts thereof) hereto furnished by Seller to Purchaser are true and correct and are not misleading and do not omit any material information.

         Seller shall promptly advise Purchaser in writing if any representation or warranty contained in this Section 5.1 becomes false or misleading prior to the Closing; provided, however, that the delivery of such notification shall not waive, limit, diminish or affect the right of Purchaser to object thereto (or except as expressly provided in this grammatical paragraph) any right or remedy of Purchaser relating thereto. As a condition precedent to Purchaser's obligations hereunder, the representations and warranties contained in this Section 5.1 shall be true and correct on the Closing Date. However, in the event of a breach hereof by Seller or in the event Seller has given Purchaser written notice of a material change in any matter made the subject of the foregoing representations and warranties, Purchaser's sole and exclusive remedy prior to Closing will be to (i) waive the default by Seller and close the transaction contemplated hereby, without any reduction in the Purchase Price, or (b) terminate this Agreement. To the extent Purchaser has received written notice from Seller at or prior to Closing, that any one or more of the foregoing representations and warranties are not true and correct (the "Waived Representation(s)"), and Purchaser consummates the transaction contemplated hereby, Purchaser waives any claims against Seller for a breach of a Waived Representation. Purchaser's right to bring a claim against Seller for breach of any representations and warranties contained herein shall survive until one (1) year after the Closing.

         Section 5.2. From the Effective Date until the Closing Date or earlier termination of this Agreement, Seller shall:

                 (a) Operate the Real Property and Improvements, and continue its marketing and leasing efforts, in the same manner as heretofore, and use reasonable efforts to preserve for the benefit of Purchaser the Tenant Leases and the relationships of Seller and its tenants.

                 (b) Keep, maintain and repair the Real Property and Improvements in a good, safe, neat, clean and presentable condition, and comply in all material respects with all laws, ordinances, regulations, licenses, permits and court or governmental orders affecting the Property.

                 (c) Keep, observe and perform its obligations as landlord under the Tenant Leases, and as long as tenants are not in default thereunder, not cause the termination of any Tenant Lease nor alter, amend or otherwise modify or supplement any Tenant Lease without the prior written consent of Purchaser.
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                 (d)   Not enter into any written or oral service contract or
         other agreement with respect to the Property that will not be fully performed on or before Closing, or that will not be cancelable by Purchaser with thirty (30) days notice without liability on or after Closing without the prior written consent of Purchaser.

                 (e) Promptly advise Purchaser of any pending or threatened litigation, arbitration, administrative hearing or legislation before any governmental body or agency, or any tax increase or assessment, of which Seller becomes aware, that concerns or could affect the Property or any part thereof.

                 (f) Not take or omit to take any action which would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained herein.

                 (g) Not further encumber or allow the encumbrance of the title to the Property, or modify the terms or conditions of any existing encumbrances (other than Tenant Leases), if any, which will not be released at Closing, without in each case the prior written consent of Purchaser.

         Seller shall promptly advise Purchaser in writing if any covenant contained in this Section 5.2 is breached prior to the Closing; provided, however, that the delivery of such notification shall not waive, limit, diminish or affect the right of Purchaser to object thereto or any right or remedy of Purchaser relating thereto. As a condition precedent to Purchaser's obligations hereunder, the covenants contained in this Section 5.2 shall have been fully performed at all times up to and including the Closing Date.

                                   ARTICLE 6.
               Inspection and Audit; Purchaser's "Due Diligence"

         Section 6.1 The Seller agrees that from the Effective Date until Closing, Purchaser, personally or through its authorized agents, designees or representatives, shall be entitled to enter upon the Real Property and into the Improvements to conduct such physical and environmental and other inspections, independent appraisals, and other tests, examinations and studies of the Property as Purchaser desires, (but only upon twenty-four (24) hours prior notice to Seller), during business hours and provided that such inspections do not interfere with rights of tenants under the Tenant Leases or Seller's operation of the Property. Seller agrees to provide Purchaser with all access described in this Section and to facilitate Purchaser's entry and conduct of its inspections and tests. Purchaser agrees to indemnify and hold Seller harmless of and from any claim for physical damages or physical injuries arising from Purchaser's inspection of the Property, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify shall survive Closing or any termination of this Agreement.

         Section 6.2 Seller agrees that all times until the Closing occurs, promptly in response to Purchaser's reasonable request therefor Seller will make available and deliver to Purchaser and Purchaser's agents, representatives and designees all reports, financial statements, operating statements, contracts, permits, licenses, Tenant Leases, records, files and writings of any and every kind whatsoever that relate in any way directly or indirectly to the Property, the Real Property, the
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Improvements, any part of any thereof, any or all of the Tenant Leases, or the business or affairs of Seller.

         Section 6.3 If Purchaser, in its sole and unreviewable discretion, is not satisfied in any respect with any matter relating in any way directly or indirectly to the Property or any component or aspect thereof, Purchaser may give Seller a notice (a "Due Diligence Termination Notice") at any time before the Closing terminating this Agreement, in which event this Agreement will be terminated without liability of or to either party and neither party shall have any further obligations hereunder other than those that expressly survive the termination of this Agreement.

                                   ARTICLE 7.
                Conditions Precedent to Obligations of Purchaser

         Section 7.1 The satisfaction of each and every one of the following shall be a condition precedent to Purchaser's obligation to close hereunder:

                 (a)   the representations and warranties of Seller contained in
         Section 5.1 shall have been true and correct on the Effective Date and on the Closing Date;

                 (b) Seller shall have performed and complied with all of its covenants, agreements and undertakings contained in Section 5.2 or elsewhere herein;

                 (c) There shall not have occurred any material damage to or change in the condition of any component or part of the Real Property or Improvements since the Effective Date;

                 (d) There shall not be pending or threatened any condemnation or proceeding in the nature of eminent domain affecting all or any part of the Real Property;

                 (e) Seller shall have delivered to Purchaser the commitment for the Title Policy, the Survey, all of the documents described in
         Section 8.2 hereof and all other documents, writings and things which, under any provision of this Agreement, Seller is to deliver to Purchaser at or before the Closing;

                 (f) Purchaser shall have failed to deliver a "Due Diligence Termination Notice" to Seller before the Closing;

                 (g) The closings shall have occurred, or shall simultaneously be occurring, under all of the Related Agreements; and

                 (h) All other conditions precedent (if any) to Seller's obligation to close, as set out in any provision of this Agreement, shall have been satisfied.

         Section 7.2 If any condition precedent to Purchaser' s obligation to close hereunder is not timely satisfied, then Purchaser may elect, in its sole discretion, to waive any such defect or requirement and close the transaction contemplated herein or terminate this Agreement without liability and neither party shall have any further obligations hereunder other than those that expressly survive the termination of this Agreement.
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                                   ARTICLE 8.
                                    Closing

         Section 8.1 The Closing hereunder shall take place at the offices of Seller unless otherwise agreed between the parties in writing, on or before the Closing Date, unless the Closing Date shall be extended by agreement by Purchaser and Seller in writing in accordance with the terms hereof.

         Section 8.2 At the Closing, Seller shall deliver or cause to be delivered to Purchaser each of the following items, each duly executed by Seller as required and in form and substance satisfactory to Purchaser:

                 (a) A bargain and sale deed, in the form of Exhibit "B" attached hereto, duly executed and acknowledged by Seller, and in form for recording, conveying good and indefeasible fee simple title in the Real Property and Improvements to Purchaser, subject only to the liens securing the Assumed Loan Balance of the Assumed Loan and, with respect to each specific land parcel and the improvements situated thereon, the Permitted Exceptions that apply to that particular parcel as set out on Exhibit H attached hereto.

                 (b) A bill of sale, in the form of Exhibit "C" attached hereto, with a list of the Personal Property attached, duly executed by Seller, conveying to Purchaser the Personal Property.

                 (c) Executed originals of all Tenant Leases to the extent in Seller's possession and, as to any Tenant Lease for which the executed original is not in Seller's possession, a true photocopy of the actual signed lease (each to be delivered at the respective property), together with an assignment, in the form of Exhibit "D" attached hereto, duly executed and acknowledged by Seller and in recordable form, assigning to Purchaser all the Tenant Leases and all security deposits held pursuant to the Tenant Leases.

                 (d)   The Loan Assumption Documents.

                 (e) Letters addressed to each tenant under each Tenant Lease, in the form of Exhibit "E" attached hereto, conforming to the requirements of applicable state law and advising of the change of ownership of the Property, the transfer of the security deposits (to the extent the same are transferred) to Purchaser, and informing such tenant to make future rental payments to the person, at the address, designated by Purchaser.

                 (f) An assignment, in the form of Exhibit "F" attached hereto, duly executed by Seller, assigning to Purchaser (i) all of Seller's rights and benefits under any Miscellaneous Agreements affecting the Property, (ii) all warranties, guaranties, and bonds applicable to the Property or any part thereof, without representation or warranty by Seller, and (iii) all of Seller's right, title, and interest in the Trade Names without representation or warranty by Seller.

                 (g) To be delivered at each respective property, all keys to all locks on the Real Property or Improvements (and an accounting for keys in possession of others); all books, records, files, documents, reports, advertising materials, and correspondence pertaining to the Property; all documents in the possession of the Seller pertaining to tenants of the

         Property, including, but not by way of limitation, all applications, correspondence and credit reports relating to each such tenant.

                 (h) A Certification in a form of Exhibit "G" attached hereto, duly executed by the Seller under penalties of perjury, containing the following:

                       (i) The Seller's U.S. Taxpayer Identification Number and business address; and

                       (ii) A statement that the Seller is not a foreign person within the meaning of Sections 1445 and 7701 of the Internal Revenue Code and applicable regulations.

         In the event that the Seller fails to deliver such Certification at Closing or the Seller delivers such Certification but the Purchaser has actual knowledge that such Certification is false or the Purchaser receives notice that the Certification is false from any agent of the Purchaser or the Seller, the Purchaser shall be entitled to withhold from the Purchase Price a sum equal to ten percent (10%) of the total amount which otherwise would have been realized by the Seller from such sale, which sum will be paid by the Purchaser to the United States Treasury pursuant to the requirements of Section 1445 of the IRC and the regulations promulgated thereunder.

                 (i) Such evidence or documents as may reasonably be required by Purchaser or the title insurance company issuing the Title Policy evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property.

                 (j) The amount of any deposits or fees or prepaid rent, both refundable and non-refundable, held by the Seller pursuant to provisions of any Tenant Leases.

                 (k) A written guaranty of payment executed by Camden Property Trust in favor of Purchaser, guaranteeing the payment by Seller of any of its obligations and liabilities to Purchaser under this Agreement as to which claims are asserted, and are permitted to be asserted, by Purchaser after the Closing.

                 (l) A closing settlement statement acceptable to Seller and Purchaser, duly signed by Seller.

                 (m) All other items comprising the Property and all other documents, agreements, certificates, writings or items that any provision of this Agreement obligates Seller to deliver to Purchaser.

                 (n) All other declarations (including, without limitation, transfer tax declarations), documents, instruments and writings that are required by law to be, or are customarily, executed or delivered by sellers of multifamily residential real estate properties in connection with the sale or conveyance thereof.

         Section 8.3 At the Closing, Purchaser shall deliver to Seller the following items, each duly executed by Purchaser as required:

                 (a)   The Cash Payment.

                 (b)   The Loan Assumption Documents.

                 (c) Any of the conveyance documents described in Section 8.2 that require the signature of Purchaser.

                 (d) Such evidence or documents as may reasonably be required by Seller evidencing the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with the sale of the Property.

                 (e) A closing settlement statement acceptable to Seller and Purchaser, duly signed by Seller.

         Section 8.4 At Closing, the following items shall be adjusted or prorated between Seller and Purchaser, such prorations to be made effective as of the Closing Date (Seller receiving the benefit and burden thereof):

                 (a) Rents collected for month in which Closing occurs shall be prorated. No proration shall be made for rents not collected as of the Closing Date and Purchaser shall have no liability to Seller for such delinquent rents; provided, however, that if Purchaser collects after Closing any rents which are owing to the Seller by tenants of the Property and specifically designated by the payor thereof for periods prior to the Closing Date, and if at that time all other rents due or payable from those tenants are fully and currently paid (Purchaser shall be entitled to apply all rental payments to the latest period for which rentals are due), Purchaser shall promptly remit to Seller that portion of such rental payments as is allocable to the period before the Closing. This provision shall not be deemed an obligation, express or implied, by or on behalf of Purchaser to take any action to collect such rents.

                 (b) Taxes, ad valorem, personal or otherwise, for the Property for the current calendar year shall be prorated. The Seller's pro rata portion of such taxes shall be based upon taxes actually assessed for the current calendar year. If, for any reason, taxes for the current calendar year have not been assessed on the Property such proration shall be estimated based upon the most recently published tax rate and valuation for the Property for calendar year in which the Closing Date occurs, and adjusted within thirty (30) days following the date when exact amounts are available and such adjustment provision shall expressly survive the closing hereof.

                 (c) All other income and ordinary operating expenses for or pertaining to the Property, public utility charges, maintenance, service charges, and all other normal operating charges of the Property shall be prorated.

         In the event any adjustments pursuant to this Section 8.4 are, subsequent to Closing, found to be erroneous, then either party hereto who is entitled to additional monies shall invoice the other party for such additional amounts as may be owing, and such amount (reduced by any monies due to the other party) shall be paid within ten (10) days from receipt of the invoice. This covenant shall survive the Closing of the sale contemplated hereby.

         Section 8.5 Neither this Agreement, nor any of the rights and obligations hereunder, may be assigned by Purchaser without Seller's prior written consent, which may be withheld in Seller's sole and absolute discretion. The preceding sentence shall not apply to, or reflect or limit in any way, the admission of new or additional members into Purchaser.

         Section 8.6 Exclusive possession of the Property shall be delivered to Purchaser by Seller at the Closing, subject only to the rights of tenants under the Tenant Leases and subject to the Permitted Exceptions.

         Section 8.7 Seller shall pay for the Title Policy, the Survey, and all transfer taxes relating to the transactions contemplated hereby. All other costs and expenses (if any) in connection with the transaction contemplated by this Agreement shall be borne by Seller and Purchaser in the manner in which such costs and expenses are customarily allocated between the parties at closings of multifamily residential real property similar to the Property in the Las Vegas, Nevada area. Except as specifically provided in Section 10.5 hereof, each party hereto shall pay its own attorneys' fees and expenses incurred in the preparation and negotiation of this Agreement and the Closing of the transaction contemplated hereby.

                                   ARTICLE 9.
                              Remedies of Default

         Section 9.1 In the event of Seller's default hereunder, Purchaser may elect, at its option, as its sole and exclusive remedies, either to (a) terminate this Agreement; or (b) if Seller's default arises out of its alleged failure to perform its obligation to convey title on the Closing Date, enforce specific performance hereunder against Seller.


         Section 9.2 In the event that Seller is unable to consummate the sale contemplated hereby due to a default by Purchaser, then, as Seller's sole and exclusive remedy and relief, Seller shall be entitled to the Cash Payment as liquidated damages for Purchaser's default. Such amount is agreed upon by and between the Seller and the Purchaser as liquidated damages, due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof; and no other damages, rights or remedies shall in any case be collectible, enforceable or available to the Seller other than as specified in this Article 9, but the Seller shall accept said Cash Payment as the Seller's total damages and relief. If Purchaser fails to timely deliver the Cash Payment, Seller shall have all rights at law or equity against Purchaser for its default.

         Section 9.3 Notwithstanding the provisions of Sections 9.1 and 9.2 above, in the event that after Closing a party (the "Defaulting Party") breaches an obligation hereunder which is expressly stated herein to survive Closing, the Defaulting Party shall be liable to the other party (the "Non-Defaulting Party") for the damages incurred by the Non- Defaulting Party as a result of such breach.

         Section 9.4 Seller and Purchaser specifically acknowledge and agree that any limitation on remedies set forth in this Article 9 does not apply to the express hold harmless and indemnification agreements set forth in this Agreement or to the amounts recoverable pursuant to Section 10.5 hereof.

                                  ARTICLE 10.
                                 Miscellaneous

         Section 10.1 All notices, demands, or other communications of any type (herein collectively referred to as "Notices") given by the Seller or required to be given to the Purchaser or by the Purchaser to the Seller, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be in writing and given in accordance with the provisions of this
Section 10.1. All notices shall be delivered or sent either in person, by facsimile, by nationally recognized overnight courier, or by United States Mail, as a registered or certified item, return receipt requested. Notices delivered by mail shall be deemed given on the third business day after being deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, addressed, as follows:

         If to Seller:            NQRS, Inc.
                                  c/o Camden Property Trust
                                  3200 Southwest Freeway, Suite 1500
                                  Houston, Texas  77027
                                  Attention:  Richard J. Campo
                                  Telephone No.:  (713) 964-3555
                                  Facsimile No.:  (713) 964-3599

         With a copy to:          Elizabeth Pringle Johnson, Esq.
                                  Camden Property Trust
                                  3200 Southwest Freeway, Suite 1500
                                  Houston, Texas  77027
                                  Telephone No.:  (713) 964-3555
                                  Facsimile No.:  (713) 964-3590

         and a copy to:           Robert M. Berger, Esq.
                                  Mayer, Brown & Platt
                                  190 South LaSalle Street, Suite 3100
                                  Chicago, IL 60603
                                  Telephone No.: (312) 701-7272
                                  Facsimile No.: (312) 701-7711

                                  Stephen B. Hansen
                                  Schroder Real Estate Associates, Inc.
                                  437 Madison Avenue
                                  New York, New York 10022
                                  Telephone No.: (212) 940-3600
                                  Facsimile No.: (212) 732-5144

         If to the Purchaser, as follows:

                                  Sierra-Nevada Multifamily Investments, LLC
                                  c/o Camden Property Trust
                                  3200 Southwest Freeway, Suite 1500
                                  Houston, Texas  77027
                                  Attention:  Richard J. Campo
                                  Telephone No.:  (713) 964-3555
                                  Facsimile No.:  (713) 964-3599

         With a copy to:          Elizabeth Pringle Johnson, Esq.
                                  Camden Property Trust
                                  3200 Southwest Freeway, Suite 1500
                                  Houston, Texas  77027
                                  Telephone No.:  (713) 964-3555
                                  Facsimile No.:  (713) 964-3590


         and a copy to:           Robert M. Berger, Esq.
                                  Mayer, Brown & Platt
                                  190 South LaSalle Street, Suite 3100
                                  Chicago, IL 60603
                                  Telephone No.: (312) 701-7272
                                  Facsimile No.: (312) 701-7711

                                  Stephen B. Hansen
                                  Schroder Real Estate Associates, Inc.
                                  437 Madison Avenue
                                  New York, New York 10022
                                  Telephone No.: (212) 940-3600
                                  Facsimile No.: (212) 732-5144

Notice given in person, by facsimile or by overnight courier shall be deemed given upon receipt. Either party hereto may change the address for notice specified above by giving the other party ten (10) days advance written notice of such change of address.

         Section 10.2 This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "heirs, executors, administrators and assigns" shall include "successors, legal representatives and assigns."

         Section 10.3 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement may not be modified or amended except by an agreement in writing signed by the Seller and the Purchaser, a copy of which has been delivered to Messrs. Hansen and Berger at their respective addresses set out in Section 10.1 above. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions or obligations, a copy of which waiver has been delivered to Messrs. Hansen and Berger at their respective addresses set out in Section 10.1 above.

         Section 10.4  Time is of the essence of this Agreement.

         Section 10.5 In the event it becomes necessary for either party hereto to file a suit to enforce this Agreement or any provisions contained herein, the party prevailing in such action (as determined by the court) shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and court costs, including appellate costs, incurred in such suit.

         Section 10.6 The descriptive headings of the several Articles, Sections and Paragraphs contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         Section 10.7 This Agreement, including the Exhibits hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement or condition not expressed in this Agreement shall be binding upon the parties hereto or shall affect or be effective to interpret, change or restrict the provisions of this Agreement.

         Section 10.8 Multiple originals of this Agreement have been executed by the parties hereto. Each such executed original shall have the full force and effect of an original executed instrument. Signature pages from the multiple originals may be assembled to form one document. This Agreement may be executed in multiple counterparts, all of which when taken together shall constitute one and the same agreement.

         Section 10.9 Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State of Nevada, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 o'clock p.m. (Central Time).

         Section 10.10 If any term or provision of this Agreement which would not deprive the parties of the benefit of the bargain shall be held to be invalid, illegal, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby, but each such remaining term and provision shall be valid and shall remain in full force and effect.

         Section 10.11 Each party hereto acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement has been jointly drafted and shall be construed as having been jointly drafted by each party hereto. Accordingly, the rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

         Section 10.12 In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by Seller and Purchaser, both Seller and Purchaser hereby agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing or after the Closing, such further acts, deeds and assurances as the other party hereto may reasonably require to (a) evidence and vest in Purchaser the ownership of, and title to, all of the Property in accordance with the terms hereof, and (b) consummate the transactions contemplated hereunder.

         Section 10.13 Each party agrees to reasonably cooperate with the other in connection with any attempted "tax deferred exchange" by the other party, as may be allowed or permitted under Section 1031 of the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as such may have been or may in the future be amended, including the execution of various assignments or notices of assignments to qualified intermediaries as may be required to effect such a transaction; provided, however, that the Purchaser will not be obligated to bear or incur any costs or expenses in connection with such transaction and shall be indemnified and held harmless by Seller from, against and with respect to all aspects of any such exchange and the results or consequences thereof and all matters arising therefrom. Additionally, the accomplishment of a tax deferred exchange shall in no event be a condition to the Closing.

         Section 10.14 THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF THE STATE OF NEVADA.

         Section 10.15 Each party hereto represents to the other that such respective party has not authorized any broker or finder to act on its behalf in connection with the sale and purchase hereunder. Each party hereto agrees to indemnify, defend, and hold harmless the other party from and against any and all claims, losses, damages, costs, or expenses (including, but not limited to, reasonable attorney's fees) of any kind or character arising out of or resulting from any agreement, arrangement, or understanding alleged to have been made by such party with any broker or finder in connection with this Agreement or the transaction contemplated hereby. This Section 10.15 shall survive the Closing or any earlier termination of this Agreement.

                                  ARTICLE 11.
                            Disclaimers and Waivers

         Section 11.1 Except as expressly set forth in Section 5.1 hereof, Seller makes no representation or warranty as to the truth, accuracy or completeness of any of the materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that except as set forth in Section 5.1, all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby is provided to Purchaser as a convenience only, that such materials, data and information may be incomplete or inaccurate, that Seller is released from all claims and liability arising out of or relating to such materials, data and information, and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser. Purchaser acknowledges that Seller makes no representation or warranty as to Seller's compliance with the American With Disabilities Act of 1990 or any amendments or regulations related thereto.

         Section 11.2 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, SECTION 5.1 HEREOF) AND AS MAY HEREAFTER BE SET FORTH IN ANY OF THE EXHIBITS HERETO, IT IS UNDERSTOOD AND AGREED AS FOLLOWS:
THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR

IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER'S WARRANTY OF TITLE TO BE SET FORTH IN THE DEED AND ANY OTHER WARRANTY OR REPRESENTATION BY SELLER TO BE CONTAINED IN ANY OF THE OTHER EXHIBITS HERETO), ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION (INCLUDING THE PRESENCE OF ASBESTOS), UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE ITEMS DELIVERED TO COMPANY OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO COMPANY, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY; THAT UPON CLOSING SELLER SHALL CONVEY TO COMPANY AND COMPANY SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS;" COMPANY WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING EXCEPT AS SET OUT IN THIS AGREEMENT; COMPANY REPRESENTS TO SELLER THAT COMPANY HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS COMPANY DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO EXCEPT AS SET OUT IN THIS AGREEMENT; UPON CLOSING, COMPANY SHALL ACCEPT THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY COMPANY'S INVESTIGATIONS, AND COMPANY, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES,


                  [REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH COMPANY MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF ANY CONSTRUCTION DEFECTS, PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY EXCEPT AS SET OUT IN THIS AGREEMENT; COMPANY ACKNOWLEDGES THAT THE PURPOSE OF THIS
SECTION IS FOR COMPANY, TO THE FULLEST EXTENT POSSIBLE AT LAW, TO WAIVE, RELINQUISH, RELEASE AND DISCLAIM, ANY CLAIM OR LIABILITY OF OR AGAINST SELLER AS THE RESULT OF ANY CONDITION OR STATE OF FACTS RELATING OR PERTAINING TO THE PROPERTY ON THE CLOSING DATE, EXCEPT AS SET OUT IN THIS AGREEMENT.

         Section 11.3. All of the terms, provisions, releases and covenants set forth in this Article 11 shall survive the Closing and not be merged therein.


         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the Effective Date.

         EXECUTED on this the 26th  day of June, 1998, by Purchaser.

                               SIERRA-NEVADA MULTIFAMILY
                               INVESTMENTS, LLC, a Delaware limited liability company

                               By:  Camden Subsidiary, Inc., Manager

                                    By: /s/ G. Steven Dawson
                                       --------------------------------------
                                        G. Steven Dawson, Senior Vice President

         EXECUTED on this the 26th day of June, 1998, by Seller.


                               NQRS, INC., A NEVADA CORPORATION

                               By: /s/ G. Steven Dawson
                                   ---------------------------------------------
                                   G. Steven Dawson, Senior Vice President